QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD" or "the company")

OPTION AGREEMENT AND CAUTIONARY ANNOUNCEMENT

INTRODUCTION

        Shareholders are referred to the announcement dated 25 August 2003 regarding the agreement entered into with the Investec Group ("Investec") which granted Investec an American call option to acquire 18 million new, fully paid up DRD ordinary shares, with an expiration date of 3 October 2003 ("the option").

AMENDMENT TO OPTION AGREEMENT

        The terms of the option have been amended on to increase the number of shares which can be acquired from 18 million DRD shares to 27 million DRD shares ("the amended option").

EXERCISE OF OPTION

        DRD is pleased to announce that Investec has exercised the amended option in respect of 18 million DRD shares at a price of $2.3967 per DRD share, being equal to 95% of the trade-weighted average price of DRD shares on NASDAQ for the 30 days prior to 5 September of $2.5229 (being the date of partial exercise of the amended option) for a total consideration of $42,140,600 (R321.4million). The shares will be issued pursuant to Regulation S under the U.S. Securities Act of 1933.

AMENDED PRO FORMA FINANCIAL EFFECTS

        To assist shareholders to assess the impact of the new issue of shares in the event of full exercise of the amended option, set out below are the pro forma financial effects on the earnings, headline earnings, net asset value and tangible net asset value per DRD ordinary share. The material assumptions are set out following the table. These pro forma financial effects do not constitute a representation of the future financial position of DRD should the amended option be exercised and have been disclosed in terms of the JSE Securities Exchange Listing Requirements.

	Before the exercise of the amended option	After the exercise of the amended option	Change
	(cents)	(cents)	(%)
Earnings per share	201.5	198.1	-1.7
Headline earnings per share	199.0	195.9	-1.6
Net asset value per share	251.0	474.6	89.1
Tangible net asset value per share	251.0	474.6	89.1

Notes:

1.
The earnings and headline earnings per share in the "Before the exercise of the amended option" column of the table are based on the reviewed income statement of DRD for the financial year ended 30 June 2003.

2.
The earnings and headline earnings per share in the "After the exercise of the amended option" column of the table are based on 210 300 665 shares in issue, being the weighted average number of shares in issue for the year, and the assumptions that:

•
the option was exercised on 1 July 2002;

•
the 30-day trade-weighted average price of DRD ADRs on NASDAQ at that date equated to R20 per DRD ADR; and

  •
  the cash raised on issue of DRD shares pursuant to the exercise of the amended option earned interest at a rate of 12.5%, which interest attracted South African normal tax at a rate of 30%.

3.
The net asset value per share and tangible net asset value per share in the "Before the exercise of the amended option" column of the table are based on the reviewed balance sheet of DRD at 30 June 2003.

4.
The net asset value per share and tangible net asset value per share in the "After the exercise of the amended option" column of the table are based on 211 222 073 shares in issue and the assumptions that:

•
the option was exercised on 30 June 2003; and

•
the 30-day trade-weighted average price of DRD ADRs on NASDAQ at that date equated to R20 per DRD ADR.

5.
The pro forma financial effects have been prepared according to SA GAAP and have not been audited.

CAUTIONARY ANNOUNCEMENT

        Additionally, shareholders are advised that DRD has entered into discussions regarding the acquisition of an asset which, if successfully concluded, may have an effect on the DRD share price. Shareholders are therefore advised to exercise caution when dealing in their DRD shares until further details are announced.

Johannesburg
8 September 2003

Financial Advisor [QUESTCO LOGO]	Sponsor [SCMB LOGO]
(A division of The Standard Bank of South Africa Limited) (Registration number 1962/000738/06)

QuickLinks

OPTION AGREEMENT AND CAUTIONARY ANNOUNCEMENT